Exhibit 99.1

Velocity Acquisition Corp. Announces the Separate Trading of its Class A Common Stock and Warrants, Commencing on April 15, 2021

NEW YORK, April 14, 2021 – Velocity Acquisition Corp. (the “Company”) announced today that holders of the units sold in the Company’s initial public offering of 23,000,000 units completed on February 25, 2021 (the “offering”) may elect to separately trade the shares of Class A common stock and warrants included in the units commencing on April 15, 2021. Any units not separated will continue to trade on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “VELOU”, and each of the shares of Class A common stock and warrants will separately trade on Nasdaq under the symbols “VELO” and “VELOW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of Class A common stock and warrants.

About Velocity Acquisition Corp.

Velocity Acquisition Corp., led by CEO Adrian Covey, is a special purpose acquisition company formed by &vest with the purpose of entering into a business combination with one or more businesses. While the Company may pursue an initial business combination with a company in any sector or geography, it intends to focus its search on “digital transformation” businesses — i.e., companies enabling corporations to accelerate the full digitization of their businesses — including digital services, digital platforms, and related sectors in North America. Velocity is the second special purpose acquisition company launched by &vest, an investment platform founded and led by CEO Doug Jacob.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on February 22, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained by contacting Citigroup, Attention: Prospectus Department, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (800) 831-9146; or Canaccord Genuity, Attention: Syndicate Department, 99 High Street, Suite 1200, Boston, MA 02110, or by email at prospectus@cgf.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement for the initial public offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

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Website:

https://velocityacq.co/

Velocity Acquisition Corp./&vest Contact:

Chris Cunningham

ccunningham@hstrategies.com